SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-83986-10

              MORGAN STANLEY DEAN WITTER CAPITAL I INC SERIES 2002-NC5 (Exact name of registrant as specified in its charter)

                 1585 BROADWAY, 2ND FLOOR, NEW YORK, NY  10036
                                  (212) 296-7000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              MORGAN STANLEY DEAN WITTER CAPITAL I INC. TRUST 2002-NC5,
                   MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-NC5
                       CLASS A-2, CLASS A-3, CLASS M-1, CLASS M-2,
                          CLASS M-3, CLASS B-1 and CLASS B-2.
                (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  7

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 23, 2003     By:  /s/  Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 as Trustee

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                             ACCOUNT HOLDER CERTIFICATION


              MORGAN STANLEY DEAN WITTER CAPITAL I INC. TRUST 2002-NC5,
                   MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-NC5

                           Commission File Number:  333-83986-10

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2002.

              CLASS A-2                   1

              CLASS A-3                   1

              CLASS M-1                   1

              CLASS M-2                   1

              CLASS M-3                   1

              CLASS B-1                   1

              CLASS B-2                   1


              TOTAL                       7


     Date:  January 23, 2003

                                  Deutsche Bank National Trust Company,
                                  not in its individual capacity, but solely as a duly authorized agent of the Registrant pursuant to the Pooling and Servicing Agreement dated as of
                                  October 1, 2002.


                                 By:  /s/  Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 as Trustee